EXHIBIT 16.1

KPMG LLP 4200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402	Telephone 612 305 5000 Fax 612 305 5100

July 11, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Winmark Corporation (the Company) and, under the date of February 16, 2006, we reported on the consolidated financial statements of Winmark Corporation and subsidiaries as of and for the years ended December 31, 2005 and December 25, 2004. On July 5, 2006, our appointment as principal accountants was terminated. We have read Winmark Corporation’s statements included under Item 4.01(a) of its Form 8-K filed on July 11, 2006, and we agree with such statements except that we are not in a position to agree or disagree with the Company’s statement that the decision to dismiss KPMG was approved by the Audit Committee of the Company’s Board of Directors.

Very truly yours,

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.